EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name*	Name(s) Under Which Subsidiary Does Business**	State or Jurisdiction of Incorporation or Organization

Kinergy Marketing, LLC	Kinergy Marketing	Oregon
Pacific Ag. Products, LLC	Pacific Ag Products / PAP	California
Pacific Ethanol Development, LLC	−	Delaware
PE Op Co.(1)	−	Delaware
Pacific Ethanol Holding Co LLC(1)	−	Delaware
Pacific Ethanol Columbia, LLC(1)	−	Delaware
Pacific Ethanol Madera LLC(1)	−	Delaware
Pacific Ethanol Magic Valley, LLC(1)	−	Delaware
Pacific Ethanol Stockton LLC(1)	−	Delaware

*	All subsidiaries are wholly-owned by the Registrant unless otherwise specified by footnote.
**	If different from the name of the subsidiary.
(1)	The Registrant holds a 91% ownership interest in PE Op Co. (formerly known as New PE Holdco LLC). Pacific Ethanol Holding Co LLC is wholly-owned by PE Op Co. Pacific Ethanol Columbia, LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Stockton LLC are wholly-owned by Pacific Ethanol Holding Co LLC.